Exhibit 99.1

Vermillion Reports First Quarter 2020 Financial Results

May 14, 2020

Conference Call scheduled for today, May 14th at 4:30 p.m. ET

AUSTIN, Texas — May 14, 2020 — Vermillion, Inc. (Nasdaq: VRML), a bio-analytical based women’s health company focused on gynecologic disease, today reported its financial results for the first quarter March 31, 2020.

“Despite late first quarter challenges from COVID-19, we delivered strong first quarter revenue and test volume growth year over year. In fact, test volume was only down 5% as compared to the fourth quarter 2019.  Delivering surgical triage results to physicians during this period of operation room rationing and backlog is essential,” said Valerie Palmieri, Chief Executive Officer of Vermillion.

“We are starting to see patients return to their providers and test volumes rebound. OVANex and Endocheck study site recruitment also continues and we do not expect a significant delay in our product pipeline. In fact, we believe we are well positioned to emerge even stronger following the pandemic due to our fundamentals, pipeline and our overall value to the global healthcare system.”

Recent Corporate Highlights

First Quarter 2020 versus First Quarter 2019:

•	Product volume increased 58% to 3,654 units up from 2,313 units in the first quarter of last year.
-	Through the end of February prior to the COVID impact in March, volume had increased 80% year on year and was accelerating.

•	Product revenue increased 55% to $1.2 million up from $779 thousand in the first quarter of last year.

•	Total number of customers increased by 47% compared to the first quarter of last year.
-	Through the end of February prior to the COVID-19 impact in March, total customers had increased 65% year over year.

•	New customers increased 19% compared to the first quarter of last year.

COVID Test Offering

ASPIRA Labs will be offering COVID Antigen and Antibody testing. This testing will be part of our current comprehensive Pre-Surgical Risk Triage test offering which includes proteins, genetics and soon to be launched COVID antibody and antigen testing. We will be commencing with the antibody testing first and we will be offering the Roche Elecsys Anti-SARS-CoV-2.  The assay has 99.81% sensitivity and 100% specificity.

Sales Contact and Virtual Ordering Process

We have developed and launched our Virtual Sales and Marketing Strategy. In addition, we have developed a process to facilitate physician online ordering to enable a more efficient virtual go-to-market strategy. The process will be fully rolled out and implemented in the second quarter.

In-Network Preferred Cigna Contract

As previously disclosed, we have executed a preferred in-network contract agreement with Cigna. This in-network agreement adds another 16 million lives to our contracted plans, and includes not only OVA1, but also Overa and our ovarian and carrier genetics testing panels. We commenced billing CIGNA per the contract agreement on April 1, 2020 and are receiving reimbursement at contracted rates.

Payroll Protection Program Financing

On May 1, 2020, we received a loan pursuant to the Paycheck Protection Program (the “PPP”), which was established under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), as administered by the U.S. Small Business Administration. The loan, in the principal amount of $1,005,767 (the “PPP Loan”), was disbursed by BBVA USA (“Lender”) pursuant to a promissory note issued by the Company (the “Promissory Note”). Pursuant to the CARES Act and the PPP, all or a portion of the principal amount of the PPP Loan is subject to forgiveness so long as, over the eight-week period following the receipt by the Company of the proceeds of the PPP Loan, the Company uses those proceeds for payroll costs, rent, utility costs or the maintenance of employee and compensation levels.

State of Connecticut Financing

We recently concluded an amendment to our agreement with the State of Connecticut Department of Economic Community Development. We previously announced a $4M loan from Connecticut, $2M of which we received in 2016. We are eligible for the additional $2M based on target revenue and, as of this new amendment, a revised target employment milestone. We expect to achieve the revised target employment levels in the second quarter of 2020.

First Quarter Financial Highlights:

•

Product revenue increased 55% to $1.2 million for the first quarter 2020, compared to $779 thousand for the same period in 2019. The increase is primarily driven by the launch of OVA1PLUS and an expansion of our commercial team during 2019.

•	The number of OVA1 tests performed increased 58% to 3,654 during the first quarter 2020 compared to 2,313 for the same period in 2019.

•

Revenue on a per test performed basis for product revenue was $324 in the first quarter of 2020 compared to $337 in the first quarter of 2019, driven by patient pay in specific geographies. We anticipate some price appreciation in the second quarter as the Cigna contract commenced April 1, 2020.

•	Gross profit on OVA1 product revenue was $520 thousand (a 44% profit margin) for the first quarter 2020 compared to $263 thousand for the same period in 2019 (a 34% profit margin).

•

Research and development expenses for the first quarter 2020 were $395 thousand and increased by $186 thousand compared to the same period in 2019. This increase was primarily due to the development of OVANex, our third-generation serial monitoring product as well as our bioinformatics investment.

•

Sales and marketing expenses for the first quarter 2020 were $2.1M compared to $2.4M the same period in 2019. This decrease was primarily due to reduced commissions and travel and entertainment relating to the impact of the COVID-19 pandemic compared to those in the same period in 2019.

•

General and administrative expenses for the first quarter 2020 were $1.7M compared to $1.3M for the same period in 2019. This increase was primarily due to an increase in personnel related expenses and legal expenses in support of strategic collaboration agreements during 2020.

•

The cash balance at March 31, 2020 was $8.1 million. Cash utilization in the first quarter of 2020 was $3.6M. This was higher than the preceding quarter due to non-recurring legal expenses in support of strategic collaboration agreements, the payout of 2019 bonuses as well as one-time transition costs to bring the company’s billing function in-house.

Conference Call and Webcast

Vermillion, Inc. will host a call today at 4:30 p.m. Eastern Daylight Time to discuss results followed by a question and answer period. Conference call details are as follows:

Thursday, May 14th @ 4:30pm ET

Domestic:	877-407-4018
International:	201-689-8471
Conference ID:	13703168
Webcast:	http://public.viavid.com/index.php?id=139650

About Vermillion, Inc.

Vermillion, Inc. is transforming women’s health with the discovery, development and commercialization of innovative testing options and bio-analytical solutions that help physicians assess risk, optimize patient management and improve gynecologic health outcomes for women. OVA1®plus combines our FDA-cleared products OVA1® and OVERA® to detect risk of ovarian malignancy in women with adnexal masses. ASPiRA GenetiXSM testing offers both targeted and comprehensive genetic testing options with a gynecologic focus.  With over 10 years of expertise in ovarian cancer risk assessment Vermillion has expertise in cutting-edge research to inform our next generation of products. Our focus is on delivering products that allow healthcare providers to stratify risk, facilitate early detection and optimize treatment plans.

Visit our website for more information about our products at www.vermillion.com.

Forward-Looking Statements

This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995 including statements regarding anticipated delays in our product pipeline, our expectations with respect to how we will emerge following the pandemic, plans to begin offering COVID-19 antigen and antibody testing, the timing of the implementation of on-line ordering process, Vermillion’s ability to satisfy the conditions for forgiveness of the PPP loan and the expected timing and receipt of proceeds from the State of Connecticut Department of Economic Development loan. These statements involve a number of risks and uncertainties.  All statements other than statements of historical facts contained in this press release are forward-looking statements. Words such as “may,” “expects,” “intends,” “anticipates,” “believes,” “estimates,” “plans,” “seeks,” “could,” “should,” “continue,” “will,” “potential,” “projects” and similar expressions are intended to identify forward-looking statements.  These forward-looking statements speak only as of the date of this press release and are subject to a number of risks, uncertainties and assumptions, including the risks and uncertainties inherent in Vermillion’s business, including those described in the section entitled “Risk Factors” in Vermillion’s Annual Report on Form 10-K for the year ended December 31, 2019, as supplemented by the section entitled “Risk Factors” in Vermillion’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020. The events and circumstances reflected in Vermillion’s forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements.  Vermillion expressly disclaims any obligation to update, amend or clarify any forward-looking statements to reflect events, new information or circumstances occurring after the date of this press release, except as required by law.

Investor Relations Contact:

Ashley R. Robinson

LifeSci Advisors, LLC

Tel 617-430-7577

Arr@LifeSciAdvisors.com

	March 31,	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$8,132	$11,703
Accounts receivable	946	924
Prepaid expenses and other current assets	845	758
Inventories	63	25
Total current assets	9,986	13,410
Property and equipment, net	318	353
Other assets	49	65
Total assets	$10,353	$13,828

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,595	$1,158
Accrued liabilities	2,164	2,588
Short-term debt	194	193
Other current liabilities	32	39
Total current liabilities	3,985	3,978
Non-current liabilities:
Long-term debt	1,050	1,099
Other non-current liabilities	16	13
Total liabilities	5,051	5,090
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value, 5,000,000 shares authorized, none issued and outstanding at March 31, 2020 and December 31, 2019	-	-
Common stock, par value $0.001 per share, 150,000,000 shares authorized at March 31, 2020 and December 31, 2019; 97,288,657 and 97,286,157 shares issued and outstanding at March 31, 2020 and December 31, 2019, respectively	97	97
Additional paid-in capital	431,072	430,802
Accumulated deficit	(425,867)	(422,161)
Total stockholders’ equity	5,302	8,738
Total liabilities and stockholders’ equity	$10,353	$13,828

	Three Months Ended
	March 31,
	2020	2019
Revenue:
Product	$1,210	$779
Service	10	24
Total revenue	1,220	803
Cost of revenue(1):
Product	795	516
Service	5	178
Total cost of revenue	800	694
Gross profit	420	109
Operating expenses:
Research and development(2)	395	209
Sales and marketing(3)	2,115	2,364
General and administrative(4)	1,710	1,255
Total operating expenses	4,220	3,828
Loss from operations	(3,800)	(3,719)
Interest income, net	8	7
Other income (expense), net	86	(4)
Net loss	$(3,706)	$(3,716)
Net loss per share - basic and diluted	$(0.04)	$(0.05)
Weighted average common shares used to compute basic and diluted net loss per common share	97,287,461	75,507,532
Non-cash stock-based compensation expense included in cost of revenue and operating expenses:
(1) Cost of revenue	$25	$16
(2) Research and development	-	2
(3) Sales and marketing	42	22
(4) General and administrative	202	144